Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-292328 on Form F-10 (the Amendment No. 1) of Osisko Development Corp. (the Company) of our report dated March 28, 2025 relating to the consolidated financial statements, which appears in Exhibit 99.2 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Auditors, Transfer Agent and Registrar” in such Registration Statement, and the reference to us under the heading “Interests of Experts” in the Annual Information Form, filed as Exhibit 99.1 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2024, which is incorporated by reference in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Montréal, Canada
December 23, 2025